EXHIBIT 2.1

MICRONETICS, INC

and the

STOCKHOLDERS OF STEALTH MICROWAVE, INC.

WHO ARE SIGNATORIES HERETO

Dated as of June 10, 2005

STOCK PURCHASE AGREEMENT, dated as of June 10, 2005 (this “Agreement”), by and among MICRONETICS, INC, a Delaware corporation (the “Buyer”); and the undersigned Stockholders (the “Sellers”) of STEALTH MICROWAVE, INC., a New Jersey corporation (“Stealth”).

Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the Buyer, Stealth and the Sellers agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller, severally but not jointly, will sell to the Buyer, and the Buyer will purchase from each such Seller, at the Closing (as defined below), that number of shares of capital stock of Stealth as is set forth opposite such Seller’s name on EXHIBIT 1.1, comprising in the aggregate all of the issued and outstanding shares of the capital stock of Stealth (the “Shares”).

1.2 Purchase Price. The purchase price (the “Purchase Price”) for all of the Shares shall be up to Nine Million Eight Hundred Thousand Dollars ($9,800,000) comprised of the Closing Cash Payment, and the Performance Earnouts (as such terms are hereinafter defined), payable as follows (it being agreed that the Performance Earnouts are separate and independent contingent payments, specified percentages of which are payable only upon satisfaction of the performance criteria set forth in, or as otherwise provided in the Earnout Agreement referred to in Section 1.2(b) below.

(a) $6,500,000 shall be paid to the Sellers at Closing in cash, by wire transfer of immediately available funds (the “Closing Cash Payment”); provided, however, that $400,000 of the Closing Cash Payment shall be placed in escrow as hereinafter provided.

(b) With respect to the two (2) fiscal years (each an “Earnout Period”) of the Buyer following the Closing Date (as hereinafter defined), the Buyer shall pay to the Sellers deferred payments of up to $1,800,000 for the First Earnout Period (hereinafter defined) and up to $1,500,000 for the Second Earnout Period (hereinafter defined) (respectively, the “Performance Earnouts”) in cash, by wire transfer of immediately available funds, subject to and in accordance with the provisions of the Earnout Agreement that shall be executed and delivered at the Closing in the form attached hereto as EXHIBIT 1.2(B).

(c) All amounts of the Purchase Price payable to the Sellers or refundable by the Sellers pursuant to the provisions of Sections 1.6 and 1.7 hereof shall be allocated among the Sellers pro rata based upon the number of Shares being sold to the Buyer by each Seller as set forth on EXHIBIT 1.1.

1.3 Escrow. At the Closing, $400,000 of the amount of the Closing Cash Payment, shall be deposited in escrow by the Buyer (the “Escrow Funds”) pursuant to the terms of the Escrow Agreement in substantially the form annexed hereto as EXHIBIT 1.3 as security for the payment of any post-closing claims of the Buyer which may be asserted pursuant to this Agreement and to which the Buyer shall become entitled pursuant to the terms of this Agreement.

1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date hereof immediately following the execution and delivery of this Agreement (the “Closing Date”) either at the offices of Morse, Barnes-Brown & Pendleton, P.C., 1601 Trapelo Road, Waltham, MA 02451 or via mail unless another date or place (or method of closing) is agreed to in writing by the Buyer and the Sellers. At the Closing:

(a) The Buyer will deliver to the Sellers $6,100,000 by wire transfer of immediately available funds to an account maintained by the Sellers’ Committee, such account to be designated by the Sellers’ Committee by written notice to the Buyer not later than one business day prior to the Closing Date for distribution to the Sellers pro rata based upon the number of Shares being sold to the Buyer by each Seller as set forth in EXHIBIT 1.1.

(b) The Buyer will deliver $400,000, by wire transfer of immediately available funds, to the escrow agent (the “Escrow Agent”) specified in the Escrow Agreement to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(c) The appropriate parties will enter into the Escrow Agreement, the Earnout Agreement and the Employment Agreements (as hereinafter defined) (the “Ancillary Agreements”).

(d) The parties will execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

1.5 Closing Balance Sheet. (a) As promptly as practicable after the Closing Date, the Sellers’ Committee will cause a balance sheet of Stealth as at the close of business on the Closing Date together with the notes thereto (as may be revised by the Sellers’ Committee’s accountants (which may be the accountants engaged by Stealth prior to the Closing), the “Preliminary Closing Balance Sheet”) to be prepared, will cause such accountants to review (and revise if necessary) the Preliminary Closing Balance Sheet and to prepare a report based on such Preliminary Closing Balance Sheet, as so reviewed, setting forth its calculation of the net worth (i.e., total assets minus total liabilities) of Stealth (“Closing Net Worth”) as of the close of business on the Closing Date as shown on the Preliminary Closing Balance Sheet, excluding the effect of (i) any act or transaction after the Closing not in the ordinary course of business of Stealth, and (ii) any application of so-called “push down” and purchase accounting to the transactions contemplated hereby. As promptly as practicable, but no later than sixty (60) days after the Closing Date, the Sellers’ Committee will cause the Preliminary Closing Balance Sheet together with the report of the Sellers’ Committee’s accountants as to the Closing Net Worth to be delivered to the Buyer. Subject to the provisions of clauses (i) and (ii) immediately above, the Preliminary Closing Balance Sheet will (x) fairly present in all material respects the financial position of Stealth as at the close of business on the Closing Date in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with those used in the preparation of the Unaudited Balance Sheet (as defined in Section 2.5 below) as revised pursuant to Section 1.6 below, (y) include line items substantially consistent with those in the Unaudited Balance Sheet, and (z) be prepared in accordance with accounting practices consistent with those used in the preparation of the Unaudited Balance Sheet; provided the Preliminary Closing Balance Sheet may include line items in respect of tax refunds, including in respect of tax refunds due for periods ending on or before the date of the Unaudited Balance Sheet, regardless of any omission or understatement thereof on the Unaudited Balance Sheet. The cost of the preparation of the Preliminary Closing Balance Sheet shall be borne equally by the Buyer and the Sellers.

(b) The parties hereto agree that they will cooperate and assist in the preparation of the Preliminary Closing Balance Sheet and the calculation of the Closing Net Worth and in the conduct of the review referred to in this Section 1.5, including without limitation the making available to the extent necessary of books, records, work papers and personnel.

(c) The Buyer may dispute any amounts relating to the Closing Net Worth reflected on (including any amounts omitted from) the Preliminary Closing Balance Sheet; provided, however, that the Buyer shall have notified the Sellers’ Committee in writing (the “Dispute Notice”) of the disputed items within 60 calendar days of the delivery to the Buyer of the Preliminary Closing Balance Sheet, and shall have set forth, in such written notice, (i) the amount in dispute for each such item and (ii) the basis, in reasonable detail, for each such dispute. Whenever used in this Agreement, the term accounting practices includes accounting methods and policies.

(d) The Buyer’s accountants and the Sellers’ Committee’s accountants shall attempt to reconcile any items timely raised in the Dispute Notice. Any written resolution by such accountants of any such disputed amounts shall be final, binding and conclusive on the parties. If any such written resolution by such accountants does not resolve all such disputed items raised by the Buyer in the Dispute Notice permitted to be raised by Section 1.5(c) within 10 calendar days after receipt by the Seller’s Committee of the Buyer’s Dispute Notice, the items timely raised in the Dispute Notice by the Buyer permitted to be raised by Section 1.5(c) that remain in dispute (the “Remaining Disputed Items”) shall be submitted for resolution to an Independent Accounting Firm. “Independent Accounting Firm” means an accounting firm mutually appointed by the Sellers’ Committee and the Buyer, preferably one of national reputation. Prior to its engagement, the Independent Accounting Firm shall agree to (i) resolve any Remaining Disputed Items and no others; and (ii) state in its written report referred to below that, in its good faith judgment, it has resolved all Remaining Disputed Items in accordance with the provisions of this Section 1.5. The written report of the Independent Accounting Firm shall be final, binding and conclusive on the Buyer and the Sellers. The Independent Accounting Firm shall have the privileges and immunities of arbitrators and shall act in the capacity as arbitrators in connection with the undertakings described above in this Section 1.5(d). The fees and disbursements of the Independent Account Firm shall be allocated between the Buyer and the Sellers in the proportion that the amounts submitted to the Independent Account Firm that are unsuccessfully disputed (as finally determined by the Independent Account Firm) by each such party bears to the total disputed items so submitted.

(e) The Preliminary Closing Balance Sheet, subject to any modifications thereto made pursuant to section 1.5(d) in the event a Dispute Notice is delivered to the Sellers’ Committee within the 60-day period set forth in Section 1.5(c) (referred to herein as the “Closing Balance Sheet”), shall be deemed final for the purposes of this Section 1.5 upon the earliest of (i) the failure of the Buyer to notify the Sellers’ Committee of a dispute pursuant to Section 1.5(c) within 60 calendar days of delivery of the Preliminary Closing Balance Sheet to the Buyer, (ii) the delivery to the Sellers’ Committee and the Buyer of the written resolution by Sellers’ Committee’s accountants and the Buyer’s accountants of all disputes raised pursuant to Section 1.5(c) by the Buyer or the written resolution thereof by the Buyer and the Sellers’ Committee and (iii) the delivery to the Sellers’ Committee and the Buyer of the written resolution by the Independent Accounting Firm of all Remaining Disputed Items.

1.6 Adjustment of Purchase Price. The Purchase Price as negotiated by the parties hereto is based upon the net worth of Stealth as reflected on the Unaudited Balance Sheet, as such net worth shall be redetermined based on such revisions to the Unaudited Balance Sheet as shall be made by the Sellers’ Committee’s accountant and the Buyer’s accountant in order for such revised balance sheet to be restated in accordance with GAAP (the “Base Net Worth”). If the Closing Net Worth exceeds the Base Net Worth, the amount of the Purchase Price shall be increased by the amount of such excess. In such event, within ten (10) days after the date upon which the Closing Balance Sheet shall be deemed final in accordance with the provision of Section 1.5(e), the Buyer shall pay to the Sellers’ Committee for the benefit of the Sellers the amount of the increase of the Purchase Price by wire transfer or by bank cashier’s check in immediately available funds, and the Sellers’ Committee shall promptly pay over such amount to the Sellers in accordance with the provisions of Section 1.2(c) hereof. If the Closing Net Worth is less than the Base Net Worth, the amount of the Purchase Price shall be reduced by an amount equal to the excess of the Base Net Worth over the Closing Net Worth. In such event, within ten (10) days after the date upon which the Closing Balance Sheet shall be deemed final in accordance with the provision of Section 1.5(e), each of the Sellers shall pay over to the Buyer such Seller’s share of the amount of the reduction of the Purchase Price by wire transfer or by bank cashier’s check of immediately available funds in accordance with the provisions of Section 1.2(c) hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO STEALTH

Except as set forth in the disclosure schedule of Stealth dated as of the date hereof and delivered herewith to the Buyer (the “Stealth Disclosure Schedule”) which identifies the section and subsection to which each disclosure therein relates (provided, however, that Stealth will be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if the applicability of such disclosure to such non-referenced sections or subsections is clearly apparent to the Buyer), and whether or not the Stealth Disclosure Schedule is referred to in a specific section or subsection, the Principal

Stockholders (hereinafter defined) jointly and severally represent and warrant to the Buyer as follows:

2.1 Organization, Standing and Power; Subsidiaries. (a) Stealth is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted and as it is proposed to be conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify, individually or in the aggregate, would have a material adverse effect on the Business Condition (as hereinafter defined) of Stealth (“Material Adverse Effect”).

As used in this Agreement, “Business Condition” with respect to any Person (as defined below) means the business, financial condition, results of operations or assets (as defined below) (without giving effect to the consequences of the transactions contemplated by this Agreement, and other than changes in general economic conditions) of such Person or Persons including its Subsidiaries taken as a whole. In this Agreement, a “Subsidiary” of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity. References to Stealth in this Agreement shall be deemed to include all Subsidiaries of Stealth, if any, unless the context specifically requires otherwise. In this Agreement, “Person” means any natural person, corporation, partnership, limited liability company, joint venture or other entity.

(b) Stealth has delivered to the Buyer complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents (“Charter Documents”) of Stealth, in each case, as amended to the date hereof. The minute books and stock records of Stealth, complete and correct copies of which have been delivered to the Buyer, contain correct and complete records (to the extent maintained by Stealth) of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of Stealth and its Board of Directors, and all original issuances and subsequent transfers, repurchases and cancellations of Stealth’s capital stock. Section 2.1 of the Stealth Disclosure Schedule contains a complete and correct list of the officers and directors of Stealth.

(c) Stealth has never owned, nor does it currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity.

2.2 [Reserved]

2.3 Compliance with Laws and Other Instruments; Non-Contravention. Stealth holds, and at all times has held, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not reasonably be expected to have a Material Adverse Effect. There are no material violations or claimed violations known by the Principal Stockholders of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all applicable Ancillary Agreements by Stealth and/or the Sellers, nor the consummation of the transactions described herein, does or will, after the giving of notice, or the lapse of time, or otherwise (a) conflict with the Charter Documents of Stealth, (b) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Stealth is a party, or under which Stealth is obligated, or by which Stealth or any of the rights, properties or assets of Stealth are subject or bound, (c) result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Stealth, (d) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Stealth is a party, or under which Stealth is obligated, or by which Stealth or any of the rights, properties or assets of Stealth are subject or bound, or (e) accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Stealth is a party, or under which Stealth may be obligated, or by which Stealth or any of the rights, properties or assets of Stealth are subject or bound; except, in the cases of clauses (b) through (e), as would not have a Material Adverse Effect. Section 2.3 of the Stealth Disclosure Schedule sets forth each Major Contract (as hereinafter defined) requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Stealth Disclosure Schedule pursuant to the preceding provisions of this Section 2.3) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Stealth and/or the Sellers or the consummation of the transactions described herein (each such notice or consent, a “Consent”). No consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a “Consent”) by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) is required by or with respect to Stealth in connection with the execution, delivery or performance of this Agreement and all applicable Ancillary Agreements by the Sellers or the consummation of the transactions described herein.

2.4 Capitalization. (a) Section 2.4 of the Stealth Disclosure Schedule sets forth (i) the designation of each class of capital stock of Stealth, (ii) the number of authorized shares of each class of capital stock of Stealth and (iii) the number of outstanding shares of each class of capital stock of Stealth, the holders of record thereof and the addresses of such record holders. Section 2.4 of the Stealth Disclosure Schedule also sets forth any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, a “Stealth Option”) to which Stealth is a party or by which Stealth may be bound obligating Stealth to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Stealth, or obligating Stealth to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Except as so set forth, Stealth has no other phantom stock or other equity interests.

(b) All outstanding shares of Stealth capital stock are, and any shares of Stealth capital stock issued upon exercise of any outstanding Stealth Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which Stealth is a party or by which Stealth may be bound. Stealth does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of Stealth capital stock on any matter (“Stealth Voting Debt”) or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby. There are no outstanding obligations of Stealth to repurchase, redeem or otherwise acquire any equity securities.

2.5 Financial Statements; Business Information. (a) Stealth has delivered to the Buyer an unaudited balance sheet (the “Unaudited Balance Sheet”) as of November 4, 2004 (the “Unaudited Balance Sheet Date”). The Unaudited Balance Sheet: (i) presents fairly, in all material respects, the financial position of Stealth as of the date indicated; (ii) are consolidated, if necessary, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (subject to the absence of footnote disclosure and to year-end adjustments, which will not be material either individually or in the aggregate and except as described in the Section 2.5 of the Stealth Disclosure Schedule). Since the Unaudited Balance Sheet Date, Stealth has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise (“Liabilities”) that would be required by GAAP to be set forth in a balance sheet of the Business, other than Liabilities (i) incurred in the ordinary course of business, (ii) incurred by Stealth in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein, and (iii) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) All of the accounts, notes and other receivables which are reflected in the Unaudited Balance Sheet were acquired in the ordinary course of business; and all of the accounts, notes and other receivables which are reflected therein have been collected in full, or are good and collectible, in the ordinary course of business; and all of the accounts, notes and receivables that have been acquired by Stealth since the Unaudited Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or are good and collectible in the ordinary course of business in each case subject to a ten percent (10%) allowance for uncollectible trade receivables. No accounts, notes or other receivables are contingent upon the performance by Stealth of any obligation or contract. No Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto, and there is no outstanding dispute or asserted right of set-off with respect thereto.

2.6 Technology and Intellectual Property Rights.

(a) For the purposes of this Agreement, “Stealth Intellectual Property” consists of the following intellectual property:

(i) (A) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (B) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (C) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith and all moral rights relating thereto, (D) all mask works and all applications, registrations and renewals in connection therewith, (E) all trade secrets and confidential business information (including inventions, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (F) all software and firmware (including data, databases and related documentation);

(ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein;

(iii) all other tangible or intangible proprietary information and materials; and

(iv) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of Stealth or that are being used, or are currently under development for use, in the business of Stealth as is currently or is currently planned to be conducted; provided, however, that Stealth Intellectual Property will not include any commercially available third party software or related intellectual property.

(b) Section 2.6 of the Stealth Disclosure Schedule lists: (i) all registered patents, copyright registrations, mask works, trademarks, service marks, trade dress, and any renewals, applications and registrations for any of the foregoing, that are included in Stealth Intellectual Property and owned by or on behalf of Stealth; (ii) all computer hardware products and tools, computer software products and tools and services that are currently sold, published, offered, or under development by Stealth; and (iii) all licenses, sublicenses and other agreements to which Stealth is a party and pursuant to which Stealth or any other person is authorized to use any Stealth Intellectual Property or exercise any other right with regard thereto. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature (e.g., “License Agreement”) and the date thereof.

(c) Each item of Stealth Intellectual Property is either: (i) owned solely by Stealth free and clear of any security interests, pledges, mortgage, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever (“Liens”); or (ii) rightfully used and authorized for use by Stealth and its successors pursuant to a valid and existing license. All Stealth Intellectual Property that consists of license or other rights to third party intellectual property is separately set forth in Section 2.6 of the Stealth Disclosure Schedule. Stealth has all rights in Stealth Intellectual Property necessary to carry out Stealth’s current and former activities.

(d) Stealth is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Stealth’s obligations hereunder or the consummation of the transactions contemplated hereby, will Stealth be, in violation of any license, sublicense or other agreement relating to any Stealth Intellectual Property to which Stealth is a party or otherwise bound. Stealth is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Stealth in Stealth Intellectual Property.

(e) To the Principal Stockholders’ knowledge, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Stealth does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, domain name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. No claims (i) challenging the validity, effectiveness, or ownership by Stealth of any Stealth Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Stealth infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to Stealth or, to the knowledge of the Principal Stockholders, are threatened by any Person nor are there any valid grounds for any bona fide claim of any such kind. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Stealth Intellectual Property, other than review of pending patent applications, and Stealth is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and mask works and all registered trademarks and copyright registrations owned by Stealth are valid, enforceable and subsisting. To the knowledge of the Principal Stockholders, there is no unauthorized use, infringement, or misappropriation of any Stealth Intellectual Property by any third party, employee or former employee.

(f) Section 2.6 of the Stealth Disclosure Schedule separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, Stealth Intellectual Property. Stealth has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, Stealth Intellectual Property valid and enforceable written assignments to Stealth of any such work, invention, improvement or other rights and has provided true and complete copies of such assignments to the Buyer.

(g) During the three-year period prior to the date of this Agreement, Stealth has obtained written agreements from all employees and from third parties with whom Stealth, to the knowledge of the Principal Stockholders, has shared confidential proprietary information (i) of Stealth or (ii) received from others that Stealth is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential, which agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof. Stealth has made available copies of such written agreements, under which an obligation of confidentiality remains in effect, as executed, to the Buyer.

(h) The transactions contemplated by this Agreement shall not alter, impair or otherwise affect any rights of Stealth in any Stealth Intellectual Property.

2.7 Absence of Certain Changes and Events. Since the date of the Unaudited Balance Sheet Date, there has not been, except as reflected in Section 2.7 of the Stealth Disclosure Schedule:

(a) Any transaction involving more than $50,000 entered into by Stealth other than in the ordinary course of business; any change (or any development or combination of developments of which Stealth has knowledge which is reasonably likely to result in such a change) in Stealth’s Business Condition, other than changes in the ordinary course of business which in the aggregate have not had and are not expected to have a Material Adverse Effect; or, without limiting the foregoing, any loss of or damage to any of the properties of Stealth due to fire or other casualty or other physical loss, whether or not insured, amounting to more than $25,000 in the aggregate;

(b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Stealth, or any repurchase, redemption, retirement or other acquisition by Stealth of any outstanding shares of capital stock, any Stealth Option, or other securities of, or other equity or ownership interests in, Stealth;

(c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business and consistent with past practice (“ordinary course of business”);

(d) Any change in the Charter Documents of Stealth or any amendment of any term of any outstanding security of Stealth;

(e) Any incurrence, assumption or guarantee by Stealth of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $25,000;

(f) Any creation or assumption by Stealth of any Lien on any asset, except for any Permitted Liens (as hereinafter defined);

(g) Any making of any loan, advance or capital contributions to, or investment in, any Person;

(h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

(i) Any material transaction or commitment made, or any material contract or agreement entered into, by Stealth relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Stealth of any material contract or other material right, except in each case in the ordinary course of Stealth’s business;

(j) Any (A) grant of any severance or termination pay to any director, officer or employee of Stealth, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Stealth, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of Stealth or (E) change in the payment or accrual policy with respect to any of the foregoing;

(k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Stealth, any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Stealth or any employee terminations or layoffs out of the ordinary course of business;

(l) Any notes or accounts receivable or portions thereof written off by Stealth as uncollectible in an aggregate amount exceeding $25,000;

(m) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which Stealth is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of Stealth or phantom stock interest in Stealth;

(n) Any cancellation of any debts or claims or waiver of any rights of substantial value in an aggregate amount exceeding $25,000;

(o) Any sale, assignment or transfer of any Stealth Intellectual Property, including licenses therefor;

(p) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $25,000;

(q) Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which Stealth or any of its corporate officers or directors, or any “affiliate” or “associate” (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”) of any such Person, has any direct or indirect ownership interests; or

(r) Any agreement, undertaking or commitment to do any of the foregoing.

As used in this Agreement, the term “Permitted Liens” means (i) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (ii) Liens imposed by law, such as materialmen’s, mechanic’s carrier’s workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations relating only to the Companies that (A) are not overdue for a period of more than 90 days and (B) do not exceed $50,000 for any one matter or $100,000 in the aggregate at any time; (iii) with respect to Real Property, imperfections of title, liens, security interests and other encumbrances the existence of which, individually and in the aggregate, do not interfere with the current use of the property encumbered thereby, and (A) were not incurred in connection with any indebtedness, (B) do not render title to the Real Property encumbered thereby unmarketable and (C) do not, individually or in the aggregate, materially adversely affect the value or use of such Real Property for its current purposes or planned purposes within the next nine (9) months; and (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations provided that Permitted Liens exclude any of the foregoing as to which any enforcement, collection, execution, levy or foreclosure proceeding has been commenced unless Stealth has posted a bond in respect thereof, and the amount, issuer and other terms of such bond is reasonably satisfactory to the Buyer.

2.8 Taxes. (a) The term “Taxes” as used herein means all federal, state, local and foreign pre-tax income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including Tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes. The term “Tax Returns” as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns. “Tax Authority” means any governmental authority responsible for the imposition of any Tax.

(b) Stealth has timely filed all Tax Returns required to be filed (determined without regard to extensions). Stealth has paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). Stealth has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. All Tax Returns filed by Stealth were complete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of Stealth and any other information required to be shown thereon. None of the Tax Returns filed by Stealth contains a disclosure statement under former Section 6661 of the Internal Revenue Code of 1986, as amended or recodified (the “Code”) or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no liens for Taxes upon any of Stealth’s assets, other than Liens for ad valorem Taxes not yet due and payable.

(c) None of the Tax Returns filed by Stealth or Taxes payable by Stealth have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of the Principal Stockholders, threatened.

(d) Stealth is not currently the beneficiary of any extension of time within which to file any Tax Return, and Stealth has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Stealth is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of Stealth are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(f) Stealth is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Stealth has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations, and Section 341(f)(2) of the Code does not apply to any of Stealth’s assets. Stealth is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Stealth does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Stealth has never been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code. Stealth does not have net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Stealth has not made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement. Since January 1, 2000, Stealth has not had in effect (i) an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) a similar election under any comparable provision of any state, local or foreign Tax law. Stealth does not own, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(g) Stealth is not a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement). Stealth has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is Stealth), and Stealth does not have any liability for the Taxes of any Person (other than Stealth itself) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(h) The unpaid Taxes of Stealth did not, as of the date of the Unaudited Balance Sheet exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Unaudited Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of Stealth in filing Tax Returns. Stealth does not expect to incur any liability for Taxes from the date of the Unaudited Balance Sheet through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

(i) Section 2.8 of the Stealth Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Stealth. No claim has ever been made by a Tax Authority in a jurisdiction where Stealth does not file Tax Returns that Stealth is or may be subject to Tax in that jurisdiction. Stealth does not have and never had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(j) Stealth has delivered to the Buyer correct and complete copies of all U.S. federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by Stealth since December 31, 2000.

2.9 Leases in Effect. Each personal property lease and subleases as to which Stealth is a party that requires annual payments by Stealth in excess of $25,000 and any amendments or modifications thereof are listed in Section 2.9 of the Stealth Disclosure Schedule (each a “Lease” and collectively, the “Leases”), are valid, in full force and effect and enforceable, and there are no existing defaults on the part of Stealth, and Stealth has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of Stealth thereunder.

2.10 Owned Personal Property; Real Estate. (a) Stealth has good and marketable title, free and clear of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements, but excepting Liens disclosed in the Financial Statements, Liens for ad valorem Taxes not yet due and payable (and for which adequate accruals or reserves have been established), or Liens which do not materially detract from the value of the property as now used, or materially interfere with any present or intended use of Stealth’s personal property, or are otherwise Permitted Liens) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet or used in Stealth’s business, except for acquisitions and dispositions since the Unaudited Balance Sheet Date in the ordinary course of business. Section 2.10 of the Stealth Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $25,000 or more, which are used by Stealth in the conduct of its business. The assets owned or leased by Stealth, or which it otherwise has the right to use, constitute all of the assets held for use or used in connection with its business and are generally adequate to conduct its business as currently conducted.

(b) Section 2.10 of the Stealth Disclosure Schedule contains a schedule setting forth and describing all real property which is leased by Stealth, or in which Stealth has any other right, title or interest. Stealth does not own any real property. True and complete copies of each such lease have been provided to the Buyer, and such leases constitute the entire agreement relating to Stealth’s use and occupancy of the leased premises. The leases are presently in full force and effect without further amendment or modification. Stealth is not in default in the performance of obligations under any lease, and Stealth does not know of any state of facts which with the giving of notice or the passage of time, or both, would constitute a default by Stealth or any other party thereunder.

(c) To the knowledge of the Principal Stockholders, the improvements located on the real property described in Section 2.10 of the Stealth Disclosure Schedule are not the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code and there is no use or occupancy restriction, except as set forth on Section 2.10(c) of the Stealth Disclosure Schedule, or condemnation proceeding pending or threatened against Stealth.

2.11 Litigation and Other Proceedings. To the knowledge of the Principal Stockholders, there is no action, suit, claim, investigation or proceeding (or any basis therefor known to Stealth) pending against Stealth, or involving Stealth as plaintiff, or to the knowledge of the Principal Stockholders, affecting Stealth or any of its assets or properties or the transactions contemplated hereby, before any court or arbitrator or any Governmental Entity. Stealth is not subject to any order, writ, judgment, decree, or injunction that has a Material Adverse Effect.

2.12 Major Contracts. Stealth is not a party to or subject to any of the following contracts or agreements (“Major Contracts”):

(a) Any union contract, or any employment contract or arrangement (other than “at-will” employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

(b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

(c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

(d) Any OEM agreement, reseller or distribution agreement, sales agency agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $50,000 or pursuant to which Stealth has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

(e) Any lease for real property, and any lease for personal property in which the amount of payments which Stealth is required to make on an annual basis exceeds $50,000;

(f) Any material agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the transactions contemplated hereby, or the consummation of the transactions contemplated hereby or thereby;

(g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $10,000 or more;

(h) Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

(i) Any contract or agreement containing covenants purporting to limit Stealth’s freedom to compete in any line of business in any geographic area; or

(j) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by Stealth of more than $25,000 in the aggregate, or that is otherwise material to Stealth, except for purchase and sale orders entered into in the ordinary course of business.

Since the Unaudited Balance Sheet Date, Stealth has not amended, modified or terminated the terms of the Major Contracts referred to in this Section 2.12 unless such amendment, modification or termination was in the ordinary course of business and Stealth has provided the Buyer with written notification of such.

2.13 No Defaults. Stealth is not, nor has Stealth received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order naming Stealth as a party, or, to the knowledge of the Principal Stockholders, otherwise applicable to Stealth or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Stealth is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect

2.14 Employees. (a) Section 2.14(a) of the Stealth Disclosure Schedule accurately sets forth, with respect to each employee of Stealth (i) the name of such employee and the date as of which such employee was originally hired by Stealth, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) if such employee is not an employee “at will”; (iv) such employee’s current annualized salary or wage rate and the amounts of compensation in Stealth’s last fiscal year paid or accrued for such employee for base salary, vacation and/or paid time off accrual amounts, bonus and/or commissions, and any other compensation forms; (v) each current benefit plan in which such employee participates or is eligible to participate; (vi) any governmental authorization that is held by such employee and that is used in connection with Stealth’s business; and (vii) whether the employee has executed Stealth’s standard confidentiality, inventions and non-competition agreement.

(b) Section 2.14(b) of the Stealth Disclosure Schedule accurately sets forth a list of individuals who are currently performing services for Stealth and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether Stealth is party to a consulting or independent contractor agreement with the individual, all of which are set forth in Section 2.14(b) of the Stealth Disclosure Schedule. Any persons engaged by Stealth as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local laws.

(c) There is no former Stealth employee to whom Stealth is obligated to provide or who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from Stealth or otherwise) relating to such former employee’s employment with Stealth, except as may be required by Section 4908B of the Code or, if applicable, state law.

(d) The employment of each of the Stealth’s employees is terminable by Stealth at-will. All agreements that provide that a Stealth employee is not employed at-will are identified in Section 2.14(d) of the Stealth Disclosure Schedule.

(e) Stealth has delivered to the Buyer accurate and complete copies of all employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the current Stealth employees.

(f) Since the Unaudited Balance Sheet Date, no senior management employee or technical employee of Stealth has given Stealth notice terminating his or her employment, or terminating his or her employment in connection with the transactions contemplated by this Agreement, or otherwise indicated that he or she is considering terminating his or her employment. Stealth does not have a present intention to terminate the employment of any senior management employee or technical employee. To the knowledge of the Principal Stockholders, no Stealth employee is bound by any agreement that is reasonably likely to be contravened by such employee’s employment by Stealth. Stealth is not and never has been engaged in any dispute or litigation with an employee or former employee regarding intellectual property matters.

(g) Stealth is not presently, nor has it been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract.

(h) Stealth has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and, unfair labor practices and ensuring equality of opportunity for employment and advancement of minorities and women, except where any noncompliance would not have a Material Adverse Effect, and Stealth has not received notice of noncompliance within the past 36 months.

(i) There has never been, and to Stealth’s knowledge is there is not currently threatened, any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, relating to Stealth or any of its employees.

(j) To the best of the Principal Stockholders’ knowledge, Stealth’s employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law. Stealth also is not delinquent to, and has not failed to pay, any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

(k) Stealth does not have an established severance pay practice or policy. Except as set forth in Section 2.14(k) of the Stealth Disclosure Schedule, (i) Stealth is not liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with Stealth’s policies) to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of Stealth, applicable law or otherwise; and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Stealth of any persons employed by Stealth on or prior to the Closing Date, Stealth not have (A) any liability that exists or arises, or may be deemed to exist or arise, under any Stealth benefit or severance policy, practice, agreement, plan, program, applicable law or otherwise, including, but not limited to, severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any employee.

(l) There are no claims pending, or, to the knowledge of the Principal Stockholders, threatened to be brought, in any court or administrative agency by any former or current Stealth employee for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency(or any state “referral agency”) from any current or former employee or any other person arising out of Stealth’s status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition or otherwise.

(m) Stealth, and each Stealth employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of Stealth will expire during the six (6) month period beginning at the date of this Agreement.

2.15 Employee Benefit Plans. Each Plan (as defined below) covering active, former, or retired employees of Stealth is listed in Section 2.15 of the Stealth Disclosure Schedule. “Plan” means any employee benefit plan as defined in ERISA (as defined below) and will also include any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive or equity compensation or post-retirement insurance, compensation or benefits. Stealth has made available to the Buyer a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and Stealth has provided copies of the three most recently filed Forms 5500 for each applicable Plan. Any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code. No “prohibited transaction,” as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Neither Stealth nor any entity which is considered one employer with Stealth under Section 414 of the Code or Section 4001 of ERISA has ever maintained or contributed to or incurred or expects to incur liability with respect to any Plan subject to Title IV of ERISA or any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of Stealth to amend or terminate any Plan without incurring any liability thereunder. Stealth has not engaged in or is a successor or the Buyer corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by Stealth relating to, or change in employee participation or coverage under, any Plan. Neither Stealth nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Stealth other than health care continuation benefits required to be provided under applicable law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

2.16 Certain Agreements. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Stealth (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Stealth under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.17 Environmental Matters

(a) Environmental Definitions. The following terms, as used herein, have the following meanings:

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Environment” means any and all environmental media, including without limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface, soil or strata, and also means any indoor location.

“Environmental Law” means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, Environmental Permits, or governmental restrictions relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Stealth’s past or present business, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters governed by Environmental Law or arise in connection with or relate to any matter disclosed or required to be disclosed in Section 2.17 of the Stealth Disclosure Schedule and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

“Environmental Permits” means any and all governmental permits, licenses, concessions, grants, franchises, agreements, authorizations, registrations or other governmental approvals or filings issued or required under any Environmental Law.

“Hazardous Substance” means any and all pollutants and contaminants, and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Law, and includes, without limitation, petroleum and its derivatives and by-products, and any other hydrocarbons.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

(b) Environmental Representations and Warranties.

(i) Stealth has complied in all material respects with all Environmental Law.

(ii) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to the Principal Stockholder’s knowledge, no investigation or review is pending or threatened, by any governmental or other entity with respect to any (A) alleged violation by Stealth of any Environmental Law, or any liability thereunder, (B) alleged failure by Stealth to have any Environmental Permit, or (C) the use, generation, treatment, storage, handlings, recycling, transportation or disposal of any Hazardous Substance.

(iii) Stealth has not handled any Hazardous Substance in any way that constitutes or has constituted a violation of any Environmental Law on any property now or previously owned or leased by Stealth. To the Principal Stockholder’s knowledge, no urea formaldehyde or polychlorinated biphenyls are or have been present at any property now or previously owned or leased by Stealth; no asbestos or asbestos-containing materials are or have been present at any property now or previously owned or leased by Stealth; there are and have been no underground storage tanks or related piping for Hazardous Substances, active or abandoned, at any property now or previously owned or leased by Stealth; no Hazardous Substance has been Released or is present at, on or under any property now or previously owned or leased by Stealth.

(iv) Stealth has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is (A) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up or (B) the subject of federal, state or local enforcement actions or other investigations which may lead to claims for any Environmental Liabilities including, without limitation, clean-up costs, environmental assessment, remedial work, damages to natural resources or for personal injury claims, or claims under CERCLA.

(v) No oral or written notification of a Release of a Hazardous Substance has been filed, or to the Principal Stockholders’ knowledge, may be required to be filed, by or on behalf of Stealth and no property now or previously owned, used, or leased by Stealth is listed or, to the Principal Stockholders’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(vi) To the Principal Stockholders’ knowledge, no notice, lien or other restriction relating to the presence of Hazardous Substances or otherwise arising under and Environmental Law has been placed on any property or facility previously owned or leased by Stealth, and no governmental actions have been taken, or are in process, that could subject any such property or facility to such a notice, lien or other restriction. Stealth would not be required to place any such notice, lien or other restriction relating to the presence of Hazardous Substances or otherwise arising under any Environmental Law at any property used in connection with the operation of its business or in any deed to such property.

(vii) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for Stealth, or which are known to Stealth, in relation to any property or facility now or previously owned or leased by Stealth, which have not been delivered to the Buyer.

(viii) To the Principal Stockholders’ knowledge, Stealth has applied for and received all Environmental Permits required in connection with the carrying on of its business. Section 2.17 of the Stealth Disclosure Schedule sets forth a list of all such Environmental Permits, each of which is in full force and effect. No suspension or cancellation is threatened and there is no basis for believing that any such Environmental Permit will not be renewable upon expiration. Except as set forth in Section 2.17 of the Stealth Disclosure Schedule, each such Environmental Permit will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under any such Environmental Permit. The consummation of the transactions contemplated herein will not require any filing, notice or compliance under any environmental property transfer laws and no transfer of any Environmental Permits will be required.

(ix) Stealth has not contracted, or otherwise agreed, to indemnify any Person, in whole or in part, with respect to any liability, obligation, claim, costs, fees, or demand, known or unknown, arising under, or related to, any Environmental Law. Stealth has not contractually agreed to assume any liability, obligation, costs, expenses, claims or fees arising under any Environmental Law, nor is it obligated under any agreement to undertake any remediation, removal, response or site assessment activities at any site, property or location.

(x) Stealth’s application for a de minimus exemption (the “ISRA Exemption”) from the requirement of obtaining an approval under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13-1K-6 et seq. (“ISRA”) of a negative declaration, an approval of a remedial action workplan, or a no further action letter, or obtaining a Remediation Agreement and establishing a remediation funding source, or from the requirement of obtaining any other approval in connection with the execution and delivery of this Agreement or the carrying out of the transactions contemplated by this Agreement, has been duly filed with New Jersey Department of Environmental Protection (the “NJPED”) and the ISRA Exemption has been granted by the NJPED, is in full force and effect on the date hereof, and is not subject to any requirement or conditions that must be fulfilled or complied with after the date hereof. All statements, representations and warranties and other affirmations of fact contained in Stealth’s application for the ISRA Exemption are true and correct in all material respects, and Stealth meets the all of the requirements for the grant of such exemption pursuant to ISRA.

2.18 Certain Transactions. Except for (a) relationships with Stealth as an officer, director, or employee thereof (and compensation by Stealth in consideration of such services) and (b) relationships with Stealth as stockholders or option holders therein, none of the directors, officers, or stockholders of Stealth, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with Stealth, in which the amount involved exceeds $50,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Stealth’s officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Stealth, or any supplier, distributor, or customer of Stealth, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

2.19 Insurance and Banking Facilities. Section 2.19 of the Stealth Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or similar indemnity of Stealth in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date) and (ii) the names and locations of all banks in which Stealth has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Stealth with respect to any such contracts of insurance or indemnity have been paid, and Stealth does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented, and to Stealth’s knowledge, no such claims exist as to which coverage has been questioned, denied or disputed.

2.20 Products. Each of the products produced or sold by Stealth (i) is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container, label or documentation for such product or in connection with its sale. To the knowledge of the Principal Stockholders, there is no material design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use. Stealth has no products placed with its customers under an understanding permitting their return to Stealth, other than pursuant to a breach of warranty.

2.21 Guarantees and Suretyships. Stealth has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and Stealth has no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any other Person.

2.22 Brokers and Finders. Neither Stealth nor any of the Sellers has retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Stealth owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

2.23 Disclaimer of the Sellers. None of the Sellers has made, or shall be deemed to have made, and none of the Sellers is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to Stealth, its assets or the Business, except as expressly set forth in this Agreement and/or any Ancillary Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller, severally but not jointly, and as to himself or herself only, represents and warrants to, and agrees with, the Buyer as follows:

3.1 Title to Shares. Subject to applicable community property laws, such Seller is the lawful owner of, and has the unrestricted power to vote and sell, the Shares to be sold by such Seller pursuant to this Agreement and has, and on the Closing Date will have, good and clear title to such Shares, free of all Liens. The information set forth on EXHIBIT 1.1 and in Section 2.4 of the Stealth Disclosure Schedule, as it relates to such Seller, is complete and accurate.

3.2 Authority. Such Seller has, and on the Closing Date will have, full legal right and power to enter into and perform this Agreement and to sell and deliver the Shares owned by such Seller in the manner provided herein. Such Seller has duly and validly executed this Agreement and has, or prior to the Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by such Seller, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Seller in accordance with its terms.

3.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by such Seller, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Seller, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which such Seller is a party or by which such Seller or property of such Seller is bound (except for such written consents or waivers which shall have been obtained prior to the date hereof, copies of which shall have been furnished to the Buyer) and will not constitute a violation on the part of such Seller of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Seller or the property of such Seller.

3.4 Corporate Authorization. The execution, delivery and performance by Stealth of all applicable Ancillary Agreements have been duly authorized by all necessary action of the Board of Directors of Stealth and any other required corporate action. At the Closing, Stealth will have duly and validly executed and delivered all applicable Ancillary Agreements, and each of such other agreements constitutes a valid, binding and enforceable obligation of Stealth in accordance with its terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers that:

4.1 Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of the Buyer.

4.2 Authority Relative to this Agreement. Corporate Authorization. The execution, delivery and performance by the Buyer of this Agreement and all applicable Ancillary Agreements have been duly authorized by all necessary action of the Board of Directors of the Buyer and any other required corporate action. The Buyer has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all applicable Ancillary Agreements, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of the Buyer in accordance with its terms..

4.3 Non-Contravention. Assuming the accuracy of the representations and warranties of the Sellers contained in this Agreement and the other agreements contemplated hereby, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by the Buyer, nor the consummation of the transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, constitute a default under, or require any consent under, the Charter Documents of the Buyer or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which the Buyer is a party, or under which the Buyer is obligated, or by which the Buyer or any of the rights, properties or assets of the Buyer are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of the Buyer; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which the Buyer is a party, or under which the Buyer is obligated, or by which the Buyer or any of the rights, properties or assets of the Buyer are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which the Buyer is a party, or under which the Buyer may be obligated, or by which the Buyer or any of the rights, properties or assets of the Buyer are subject or bound, other than any of the foregoing which would not have, individually or in the aggregate, a material adverse effect on Business Condition of the Buyer.

4.4 Brokers and Finders. Except for Heath & Company, whose fees and expenses shall be the sole responsibility of the Buyer, the Buyer has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will the Buyer owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

4.5 Reliance. The foregoing representations and warranties are made by the Buyer with the knowledge and expectation that the Sellers are placing reliance thereon.

ARTICLE V

COVENANTS OF THE SELLERS

5.1 Resignations. Commencing upon the completion of the Closing hereunder, the Directors and officers of Stealth shall be as follows:

Directors:	Stephen N. Barthelmes Jr., David Robbins and Dennis Dow.

Officers:	Chairman of the Board, President & CEO:	Stephen N. Barthelmes Jr.

	Vice President:	David Robbins

	Secretary and Treasurer:	Dennis Dow

The Sellers’ Committee will deliver to the Buyer, as necessary, the resignations of all other officers and directors of Stealth from their positions with Stealth at or prior to the Closing Date, in order to permit the reorganization of the Board of Directors and the officers of Stealth as set forth in this Section 5.1.

5.2 [RESERVED]

ARTICLE VI

COVENANTS OF THE BUYER

6.1 Officers and Directors. The Buyer agrees that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of Stealth with respect to actions taken in their capacities as directors or officers of Stealth prior to the Closing as provided in the Charter Documents of Stealth and any applicable indemnification agreements (copies of which have been provided to the Buyer) will survive the Closing and continue in full force and effect following the Closing and the obligations related thereto will be assumed by the Buyer (without Stealth being released therefrom).. Notwithstanding the foregoing the provisions of such Charter Documents or agreements will have no effect on the obligations of any stockholders of Stealth pursuant to Article IX of this Agreement or the Escrow Agreement.

ARTICLE VII

COVENANTS OF ALL PARTIES

In addition to the foregoing, the Buyer and the Sellers each agree to take the following actions after the execution of this Agreement.

7.1 Employee Benefits. Nothing contained herein will be considered as requiring Stealth or the Buyer to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that any continuation of employment with Stealth after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment.

7.2 Expenses. Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal, tax counsel, and accounting expenses, will be paid by the party incurring such expense; provided, however, that any expenses incurred by Stealth on or after January 11, 2005 in connection with this Agreement and the transactions contemplated hereby shall be borne or reimbursed by the Sellers (without regard to Section 9.6); and provided, further, that the provisions of this Section 7.2 shall not be construed to relieve a party from liability resulting from such party’s breach of this Agreement.

7.3 Additional Agreements. In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the parties will take all such necessary action.

7.4 Public Announcements. Neither the Buyer, Stealth nor any of the Sellers will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as the Buyer determines in good faith to be required by applicable law after consultation with the Sellers’ Committee) without the prior written agreement of the Buyer and the Sellers’ Committee.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligations. The obligations of the Buyer, Stealth and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a) Governmental Approvals. All Consents of Governmental Entities legally required for the consummation of the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the transactions contemplated hereby or on the Business Condition of the Buyer or Stealth.

(b) No Restraints. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated hereby.

8.2 Conditions of Obligations of the Buyer. The obligation of the Buyer to consummate the Closing is subject to the satisfaction of the following conditions unless waived by the Buyer:

(a) Representations and Warranties of the Sellers. The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken at the written direction of or after consultation with and written concurrence of the Buyer and (iii) for representations and warranties specifically limited to an earlier date(s).

(b) Performance of Obligations of the Sellers. The Sellers will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to or on the Closing Date except as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of the Buyer.

(c) Delivery of the Shares. The Buyer will have received from the Sellers certificates evidencing all of the Shares, with duly executed stock powers assigning such shares to the Buyer annexed thereto.

(d) Employment Agreements. Each of Stephen N. Barthelmes Jr. and Brian E. Eggleston will have executed the Employment Agreements (the “Employment Agreements”) in the forms annexed hereto as EXHIBIT 8.2(D).

(e) Legal Action. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from the Buyer or Stealth as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on the Buyer’s ownership or operation of all or any portion of Stealth’s business or assets, or to compel the Buyer to dispose of or hold separate all or any portion of its or Stealth’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on the Buyer’s ability to receive the anticipated benefits of the transactions contemplated hereby and the employment of the individuals referenced in Section 8.2(d).

(f) Opinion of Counsel. The Buyer will have received an opinion dated as of the Closing Date of Sills Cummis Epstein & Gross P.C., counsel to the Sellers’ Committee, substantially in the form attached as EXHIBIT 8.2(F).

(g) Consents. The Buyer will have received duly executed copies of all Consents specified in the Stealth Disclosure Schedule, and there will not be any material Consents which have not been received and are required to be disclosed in the Stealth Disclosure Schedule or which the Buyer shall determine to be otherwise required which have not been so disclosed, in each case except for such thereof as the Buyer will have agreed in writing will not be obtained.

(h) Termination of Stockholders Rights. Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights, or rights of first refusal or other restrictions upon transfer relating to any security of Stealth will have been terminated or waived or satisfied as of the Closing.

(i) [RESERVED].

(j) Financing. Simultaneously with or prior to the Closing, the Buyer will have obtained sufficient bank and other financing, on terms satisfactory to it, to allow it to consummate the transactions contemplated by this Agreement and to finance the business of Stealth following the Closing.

(k) Tax Statements. Stealth will have either (i) delivered to the Buyer a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to the Buyer or (ii) caused each Seller to have executed and delivered to the Buyer certificates of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b).

(l) Completion of Audit. The Buyer’s independent public accountants, shall have completed their audit of the books of account of Stealth for its fiscal years ended December 31, 2004 and 2003, and 2002, and shall have delivered to Stealth and the Buyer their unqualified report thereon, all in form acceptable for filing Stealth’s financial statements and the Buyer’s required combined pro forma information with the Securities and Exchange Commission (the “SEC”) as required by the regulations promulgated by the SEC. Such audits shall result in an agreement of the total inventory value (net of allowance of 10% for slow moving and obsolete inventory) and a 10% allowance for uncollectible trade receivables. Such Audit shall be conducted at the expense of the Buyer.

(m) Payment of Indebtedness. All indebtedness of Stealth to any stockholders of Stealth for borrowed money or any other indebtedness to any such stockholders except for compensation payable after the Closing in the ordinary course of business which shall be reflected on Form W-2 shall have been paid in full, and any such stockholder receiving any such payments shall have acknowledged the receipt of payment in full of such indebtedness.

(n) Directors and Officers. Simultaneously with the Closing, the membership of Stealth’s Board of Directors shall have been changed so that the Board of Directors of Stealth shall be comprised of David Robbins, Stephen N. Barthelmes Jr., and Dennis Dow, and the officers of Stealth shall have been changed to the following: Chairman, President and Chief Executive Officer: Stephen N. Barthelmes Jr., Vice President: David Robbins, Secretary and Treasurer: Dennis Dow.

(o) Escrow Agreement and Earnout Agreement. The Sellers shall have duly executed and delivered the Escrow Agreement and the Earnout Agreement.

(p) ISRA Exemption. The Sellers shall have duly obtained and delivered to the Buyer a true copy of the ISRA Exemption and all documents and correspondence, including the application for the ISRA Exemption relating to the obtaining of the ISRA Exemption.

8.3 Conditions of Obligation of the Sellers. The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following conditions unless waived by the Sellers:

(a) Representations and Warranties of the Buyer. The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) Performance of Obligations of the Buyer. The Buyer will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to or on the Closing Date.

(c) Opinion of the Buyer’s Counsel. The Sellers will have received an opinion dated the Closing Date of Morse, Barnes-Brown & Pendleton, P.C., counsel to the Buyer, substantially in the forms attached as EXHIBIT 8.3(C).

(d) Escrow Agreement; Employment Agreements; Earnout Agreement. The Buyer shall have duly executed and delivered the Escrow Agreement, and Stealth and the Buyer shall have duly executed the Employment Agreements and the Earnout Agreement.

(e) Legal Action. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Stealth or the Sellers as a result of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any Seller in the transactions contemplated by this Agreement; provided, however, that the Sellers will automatically be deemed to waive this condition if the Buyer agrees to indemnify, defend and hold any such named party harmless against any such action.

(f) Consents. The Sellers’ Committee will have received duly executed copies of all Consents (if any) specified in the Stealth Disclosure Schedule and the Buyer Disclosure Schedule.

(g) Termination of Credit Facilities. Any and all credit facilities maintained by Stealth, and any and all guarantees issued in connection therewith, shall have been terminated.

(h) Repayment of Indebtedness. All indebtedness of Stealth to any stockholders of Stealth for borrowed money shall have been paid in full, and any such stockholder receiving any such payments shall have acknowledged the receipt of payment in full of such indebtedness.

(i) Employment. The employees referred to in the last sentence of Section 8.2(d) shall have indicated their intention to remain in the employ of Stealth following the Closing.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or the other agreements executed in connection herewith or any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith will survive the Closing until the first anniversary of the Closing Date, except (i) in the case of the representations and warranties set forth in Article III hereof, and in Section 2.4 hereof, which will survive indefinitely, and (ii) in the case of representations and warranties in Section 2.8 relating to Taxes, which will survive until ninety (90) days after the expiration of the applicable statutory period of limitations; provided, as to representations and warranties as to which an Indemnified Party (as defined below) has given a Notice of Claim (as defined below) on or prior to the first anniversary of the Closing Date, or on or before the last day of the survival period with respect to the representations and warranties in Section 2.8 hereof, as the case may be, such representations and warranties will survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied. Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made will not limit, diminish or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them during any investigation, examination or otherwise.

9.2 Indemnification by the Principal Stockholders. Subject to the other provisions of this Article IX, the Principal Stockholders, jointly and severally, hereby agree to defend, indemnify and hold the Buyer harmless from and against, and to reimburse the Buyer with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigation) (“Indemnifiable Losses”), of every nature whatsoever incurred by the Buyer (which will be deemed to include, but without any duplicative indemnity, any of the foregoing incurred by Stealth) caused by or arising out of or in connection with (i) the breach by any of the Sellers of any representation or warranty of the Sellers contained in this Agreement or in any agreement, certificate or other document delivered to the Buyer pursuant to this Agreement other than under Article III hereof (it being understood that the remedy for breach of any representation or warranty under Section 2.8 hereof shall apply to Indemnifiable Losses only with respect to any federal or state Tax liability of Stealth attributable to periods (or any portion thereof) ending on or prior to the Closing and only to the extent such liabilities were not accrued and reserved for on the Closing Balance Sheet and taken into account in determining the Closing Net Worth); (ii) the breach by any of the Sellers of any agreement or covenant required by this Agreement or any other agreement executed in connection herewith to be performed by them other than the breach by any of the Sellers to perform any agreement or covenant under Article I hereof; (iii) any federal or state Tax liability of Stealth attributable to periods (or any portion thereof) ending on or prior to the Closing but only to the extent such liabilities were not accrued and reserved for on the Closing Balance Sheet and taken into account in determining the Closing Net Worth; (iv) any products liability claims with respect to any product or component thereof manufactured by or shipped by Stealth, in whole or in part, prior to the Closing Date relating to actual injury, death or physical damage to any person or property; and (v) any returns of defective products or components under warranty manufactured by or shipped by Stealth in excess of seven percent (7%) of total product sales in any one year period prior to the Closing Date. The foregoing obligations to indemnify the Buyer will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of Stealth, provided no Seller will be entitled to any indemnification from the Buyer or Stealth for amounts paid hereunder. There will be no right of contribution or subrogation from the Buyer or Stealth for indemnification payments made by or for the account of the Sellers.

9.3 Indemnification for Separate Obligations of the Sellers. Subject to the other provisions of this Article IX, each Seller will severally and not jointly indemnify, defend and hold harmless the Buyer from and against all Indemnifiable Losses incurred or suffered by the Buyer caused by or arising out of or in connection with (i) any breach by such Seller of any representation or warranty of such Seller contained in Article III of this Agreement, or (ii) the failure, partial or total, of such Seller to perform his or her separate obligations under Article I of this Agreement.

9.4 Indemnification by the Buyer. Subject to the other provisions of this Article IX, the Buyer hereby agrees to defend, indemnify and hold each Seller harmless from and against, and to reimburse such Seller with respect to, any and all Indemnifiable Losses of any nature whatsoever, incurred by such Seller caused by or arising out of or in connection with any breach by the Buyer of any representation or warranty of the Buyer or any covenant or agreement of the Buyer contained in this Agreement.

9.5 Procedures. (a) The party seeking indemnification under this Article IX (the “Indemnified Party”) agrees to give prompt notice (the “Notice of Claim”) to the party from whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim by the Indemnified Party, or the commencement of any suit, action or proceeding or the assertion of any claim by a third party in respect of which indemnity may be sought under this Article IX; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party clearly demonstrates that the defense of any third party suit, action or proceeding has been materially prejudiced by the Indemnified Party’s failure to give such notice, or except as provided in Section 9.1.

(b) If such Notice of Claim relates to a suit, action or proceeding by a third party, the Indemnifying Party may upon written notice given to the Indemnified Party within twenty (20) days of the receipt by the Indemnifying Party of such Notice of Claim, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party will have the right to control such defense. The party not controlling such defense may participate therein at its own expense. If the Indemnifying Party elects to assume the defense of any such suit, action or proceeding, the Indemnified Party shall provide the

Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof. Subject to the provisions of Section 9.5(c) below, if the Indemnifying Party shall fail to undertake any such defense, the Indemnified Party shall have the right to undertake and control in its sole discretion the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.5(b) and (i) proposes to settle such claim or proceeding prior to a final judgment thereon, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or (ii) proposes to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to assume or reassume the defense of such claim or proceeding. The party controlling such defense will keep the other party advised of the status of such action, suit or proceeding and the defense thereof.

(c) Neither the Indemnifying Party nor the Indemnified Party will agree to any settlement of any action, suit or proceeding without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. For purposes hereof, a party’s withholding of its consent to any settlement which does not include as a term thereof the giving by the claimant or plaintiff to the other party of a complete, unconditional and irrevocable release from all liability in respect to such claim or litigation or which requires action (or limits action) other than the payment of money that would be considered to be Indemnifiable Losses under this Agreement will be deemed to be reasonable.

(d) All claims for indemnification asserted pursuant to this Article IX shall be resolved in accordance with the provisions of this Article IX and the Escrow Agreement.

(e) Sellers and the Buyer agree for themselves and on behalf of their respective Affiliates that with respect to each indemnification obligation contained in this Agreement or any other document executed in connection with the transactions contemplated hereby (i) each such obligation shall be net of any Tax benefit realized by an Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of the Indemnifiable Loss and increased by any taxes actually payable by, or reduction in taxes actually refunded to, any Indemnified Party or any Affiliate attributable to any amounts paid or payable to any Indemnified Party in connection with such indemnifiable claim and (ii) all Indemnifiable Losses shall be net of any third-party insurance payable to or for the benefit of the Indemnified Party from its own or its Affiliates’ insurance policies in connection with the facts giving rise to the right of indemnification. As used herein, the term “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

9.6 Limitation of Indemnification. (a) Notwithstanding anything to the contrary in this Agreement, in the event of any claim for indemnification pursuant to Section 9.2 or Section 9.4 or Section 11.3(a) of this Agreement, the Indemnified Party will be entitled to indemnification only to the extent that the aggregate amount payable pursuant to Sections 9.2, 9.4 and 11.3(a) in respect of Indemnifiable Losses (“Indemnifiable Amounts”) exceeds One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”), provided that at such time as the amount to which the Indemnified Party is entitled to be indemnified exceeds the Threshold Amount, the Indemnified Party shall be entitled to be indemnified up to the full Indemnifiable Amount, including the amount of the Threshold Amount, subject, however, to the following limitations. The aggregate amount to which the Buyer will be entitled to be indemnified (other than under Section 9.3) will not exceed Six Million One Hundred Thousand Dollars ($6,100,000) (the “Maximum Indemnity Amount”) and the liability of any single Principal Stockholder for his indemnification obligations under Section 9.2 shall be further limited to the lesser of (i) such Principal Stockholder’s pro rata share of any Indemnifiable Amount or (ii) such Principal Stockholder’s pro rata share of the Maximum Indemnity Amount, in each case based upon the number of Shares being sold to the Buyer by such Principal Stockholder in proportion to the total number of Shares being sold to the Buyer by all of the Principal Stockholders as set forth on EXHIBIT 1.1. Any Indemnifiable Amounts payable by a Principal Stockholder pursuant to the preceding sentence will be reduced by such Principal Stockholder’s portion of the Escrow Funds pursuant to the Escrow Agreement that shall be paid to the Buyer. Buyer will first seek reimbursement of any Indemnifiable Amounts (other than under Section 9.3) pursuant to the provisions of the Escrow Agreement if and to the extent that Escrow Funds shall then be held in escrow pursuant to the Escrow Agreement and shall be available for the satisfaction of indemnification claims pursuant to this Article IX, but may thereafter seek indemnification under Section 9.2 directly against the Principal Stockholders, or any of them, with respect to any deficiency in any Indemnifiable Amounts not satisfied by the Escrow Funds held pursuant to the Escrow Agreement after the termination of the Escrow Agreement (subject, however, to the limitations set forth in Section 9.1, this Section 9.6 and Section 9.8).

(b) Notwithstanding the foregoing, there will be no limitation on the obligations of any Indemnifying Party for Indemnifiable Losses arising out of (i) fraud by such party in connection with this Agreement; or (ii) the indemnification obligations of each Seller pursuant to the provisions of Section 9.3 hereof.

9.7 Right of Set Off. (a) In the event that the Buyer shall fail to receive payment in full of any undisputed amount with respect to any Indemnifiable Losses for which the Buyer shall become entitled to indemnification pursuant to this Article IX, either from up to $400,000 of the Escrow Funds held pursuant to the Escrow Agreement, or from payments by the Sellers, or both, the Buyer shall have the right of set-off against any and all amounts due to the Sellers in respect of the Performance Earnout to fully fund the payment of any such undisputed amount to which the Buyer shall become entitled pursuant to the terms of this Article IX.

(b) In the event that the Sellers shall fail to receive payment in full of any undisputed amount with respect to any Indemnifiable Losses for which the Sellers shall become entitled to indemnification pursuant to this Article IX, Sellers shall have the right of set-off against any and all amounts due to the Buyer under any agreements with Buyer to fully fund the payment of any such undisputed amount to which the Sellers shall become entitled pursuant to the terms of this Article IX.

9.8 Remedies Available. The remedies set forth in this Article IX will be the sole and exclusive remedies of the parties hereto under this Agreement and the other agreements executed in connection herewith, from and after the Closing with respect to any indemnifiable claim under Sections 9.2, 9.3 and 9.4 above; provided, however, that nothing set forth in this sentence will limit or impair the rights and remedies that any party hereto may have for injunctive relief or specific performance or for post-Closing breaches of covenants set forth in this Agreement or any other agreement contemplated by this Agreement, including with respect to any non-competition covenant. No party hereto shall have any liability under any provisions of this Agreement, or in any agreement, certificate or other document delivered pursuant to this Agreement, for any punitive or incidental damages, or loss of business reputation or opportunity or other consequential damages. No circumstances existing after the Closing shall give any party the right to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE X

[RESERVED]

ARTICLE XI

SELLERS’ COMMITTEE

11.1 Appointment of the Sellers’ Committee. (a) Each Seller hereby irrevocably constitutes and appoints, Stephen N. Barthelmes Sr., Stephen N. Barthelmes Jr. and Brian E. Eggleston (the “Sellers’ Committee”), or a majority of them acting separately, as such Seller’s attorneys-in-fact and agents in connection with the transactions contemplated by this Agreement and the Escrow Agreement. This power is irrevocable and coupled with an interest, and will not be affected by the death, incapacity, illness or other inability to act of any Seller. Any notice given to the Sellers’ Committee will constitute notice to each and all of the Sellers at the time notice is given to the Sellers’ Committee. Any action taken by, or notice or instruction received from, the Sellers’ Committee will be deemed to be an action by, or notice or instruction from, each and all of the Sellers. The Buyer and the Escrow Agent will disregard any notice or instruction received from any Seller other than the Sellers’ Committee with regard to the Escrow Agreement, the Earnout Agreement and/or any provisions of this Agreement other than Section 9.3 and the representations and warranties relating thereto.

(b) Each Seller hereby irrevocably grants the Sellers’ Committee, or a majority of the members thereof acting separately, full power and authority on behalf of such Seller:

(i) to execute and deliver, and to accept delivery of, such documents as may be deemed by the Sellers’ Committee, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement, the Earnout Agreement and the Escrow Agreement (collectively, the “Relevant Agreements”), including, without limitation, any amendment or restatement of any of the Relevant Agreements, so long as all Sellers are affected in the same manner (based upon their proportional interests in the Shares).

(ii) to endorse to the Buyer and to deliver certificates representing the Shares to be sold by such Seller at the Closing.

(iii) to accept, at the Closing, that part of the purchase price for each Share sold by such Seller at the Closing, as shall then be payable for such Shares, and to certify as to the accuracy of the representations and warranties of Stealth and of such Seller under, or pursuant to the terms of, this Agreement.

(iv) to dispute or refrain from disputing any claim made by the Buyer under any of the Relevant Agreements; to negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, any of the Relevant Agreements; to execute any settlement agreement, release or other document with respect to such dispute or remedy; to take any and all actions and the making of any decisions required or permitted to be taken by them under the Escrow Agreement, including but not limited to the exercise of the power to: (i) authorize delivery to the Buyer of the Escrow Funds (as defined therein), or any portion thereof, in satisfaction of Damage Claims (as defined therein) otherwise in connection with an Escrow Adjustment (as defined therein), (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (iii) resolve any Damage Claims, and (iv) take all actions necessary in the judgment of the Sellers’ Committee for the accomplishment of the foregoing and all of the other terms, conditions, and limitations of the Escrow Agreement; to act on behalf of each Seller with respect to the Escrow Agreement and the disposition, settlement, or other handling of all Claims, notices, rights, or obligations arising under the Escrow Agreement so long as all Sellers are treated in the same manner (in respect of their proportional interests in the Escrow Funds).

(v) to waive any closing condition contained in Article VIII of this Agreement and to give or agree to any and all consents, waivers, amendments or modifications deemed by the Sellers’ Committee, in its sole discretion, to be necessary or appropriate under any of the Relevant Agreements, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(vi) to enforce any claim against the Buyer arising under any of the Relevant Agreements.

(vii) to engage attorneys, accountants and agents at the expense of the Sellers; and

(viii) to give such instructions and to take such action or refrain from taking such action as the Sellers’ Committee deems, in its sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, any of the Relevant Agreements.

(c) Each Seller hereby agrees that:

(i) a majority of the members of the Sellers’ Committee is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers or among the members of the Sellers’ Committee, and that Stealth and the Buyer will be entitled to rely on any and all action taken by the Sellers’ Committee under any of the

Relevant Agreements without any liability to, or obligation to inquire of, any the Seller or the other members of the Sellers’ Committee, notwithstanding any knowledge on the part of Stealth or the Buyer of any such dispute or disagreement;

(ii) notice to the Sellers’ Committee, delivered in the manner provided herein, will be deemed to be notice to such Seller for the purposes of the Relevant Agreements;

(iii) the authority of the Sellers’ Committee, as described in this Agreement, will be effective until the rights and obligations of the Sellers’ Committee under the Relevant Agreements will terminate by virtue of the termination of any and all rights and obligations of such Seller to the Buyer under the Relevant Agreements;

(iv) if any member of the Sellers’ Committee resigns or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor acceptable to the Buyer is appointed by a majority-in-interest of the Sellers within thirty (30) days, the Sellers’ Committee will consist solely of the remaining members of the Sellers’ Committee. If, as a result of such resignation or cessation to function, there are no remaining members of the Sellers’ Committee and no successor is appointed by a majority- in-interest of the Sellers within thirty (30) days, then the Buyer will have the right to appoint a member of the Sellers’ Committee to serve as described in this Agreement (who will be a Seller);

(v) there will at no time be more than three members of the Sellers’ Committee; and

(vi) notwithstanding the provisions of this Section 11.1 or any other provision of the Relevant Agreements, if at any time there are less than three members of the Sellers’ Committee (as a result of the death, resignation or removal of a member or otherwise), all of the members of the Sellers’ Committee are (or the one member, where there is only one member of such Sellers’ Committee, is) authorized to act on behalf of the Sellers’ Committee to the same extent as a majority of the members of the Sellers’ Committee is authorized to act pursuant to this Section 11.1 and, under such circumstances, the Buyer and Stealth will be entitled to rely on any and all actions taken by all of the members of the Sellers’ Committee, or such member.

(d) Each Seller agrees that, notwithstanding the foregoing, at the request of the Buyer, but subject to the other terms and condition of this Agreement, he will take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement or the Escrow Agreement (including, without limitation, delivery of his Shares and acceptance of the purchase price therefor) individually on his own behalf. Each Seller has delivered to the Sellers’ Committee certificates for the Shares to be sold by such Seller pursuant to this Agreement, duly endorsed or accompanied by stock powers duly endorsed in blank, to be held by the Sellers’ Committee and delivered by the Sellers’ Committee to the Buyer at the Closing if the Closing will occur and the Sellers’ Committee acknowledges receipt thereof.

11.2 Limitation on Actions. Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any of the Seller’ rights, benefits or remedies arising under any of the

Relevant Agreements will be asserted, brought, prosecuted, or maintained only by the Sellers’ Committee on behalf of all of the Sellers. Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any of the Buyer’s rights, benefits or remedies arising under this Agreement, including without limitation any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by the Buyer against the Sellers by service of process on each member of the Sellers’ Committee and without the necessity of serving process on, or otherwise joining or naming any other the Seller as a defendant in such claim, action, suit or other proceeding. With respect to any matter contemplated by this Section, each of the Sellers will be bound by any determination in favor of or against the Sellers’ Committee or the terms of any settlement or release to which the Sellers’ Committee will become a party.

11.3 Indemnification. (a) Each Seller will indemnify the Buyer and Stealth (collectively, the “Indemnitees”) against, and agree to hold the Indemnitees harmless from, any and all any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigation), incurred or suffered by any Indemnitee arising out of, with respect to or incident to any breach by any Seller of any covenant or agreement pursuant to this Article XI, or any controversy among any of the Sellers or any members of the Sellers’ Committee or between any of the Sellers and any member(s) of the Sellers’ Committee with respect to the designation, appointment and actions of the Sellers’ Committee pursuant to this Article XI, including, without limitation, with respect to (i) actions taken by the Sellers’ Committee or any member thereof and (ii) reliance by any Indemnitee on, and actions taken by any Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by the Sellers’ Committee; provided, the liability of any single Seller pursuant to this Section 11.3(a) shall be limited to such Seller’s pro rata share of such obligations based upon the number of shares being sold to the Buyer by such Seller as set forth on EXHIBIT 1.1.

(b) Each Seller will indemnify each member of the Sellers’ Committee against any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigation (except such as result from such member’s willful misconduct) that such member may suffer or incur in connection with any action taken by such member as a member of the Sellers’ Committee; provided, the liability of any single Seller pursuant to this Section 11.3(b) shall be limited to such Seller’s pro rata share of such obligations based upon the number of shares being sold to the Buyer by such Seller as set forth on EXHIBIT 1.1. No member of the Seller’s Committee will be liable to any Seller with respect to any action or omission taken or omitted to be taken by the Sellers’ Committee pursuant to this Article XI, except for such member’s willful misconduct.

11.4 Death or Disability; Successors. In the event of the death or permanent disability of a member of the Sellers’ Committee, or any resignation of a member of the Sellers’ Committee, a successor member of the Sellers’ Committee shall be elected by a majority vote of the Sellers, with each Seller to be given a vote equal to his proportionate share of the Escrow Funds. The Sellers shall cause to be delivered to the Buyer and the Escrow Agent prompt written notice of such election of a successor member of the Sellers’ Committee. Each successor Sellers’ Committee so composed shall have all of the power, authority, rights, and privileges conferred by this Agreement upon the original Sellers’ Committee, and the term, “Sellers’ Committee” as used herein shall be deemed to include any such successor Sellers’ Committee.

11.5 Resignations. For the avoidance of doubt, each member of the Sellers’ Committee shall have the absolute right, in his sole discretion, to resign as a member of the Sellers’ Committee without giving rise to any liability or obligation by reason of such resignation.

ARTICLE XII

TAX MATTERS

12.1 Preparation and Filing of Tax Returns. The Sellers’ Committee shall prepare (at Stealth’s expense) and timely file or shall cause to be prepared (at Stealth’s expense) and timely filed all federal, state, local and foreign Tax Returns in respect of Stealth, its assets or activities that (a) are required to be filed on or before the Closing Date or (b) are required to be filed after the Closing Date with respect to income taxes and are required to be filed on a separate Tax Return basis for any period ending on or before for the Closing Date; and, not later than 5 days prior to the applicable filing date, the Sellers’ Committee shall make available to Buyer for its review each of the Tax Returns referred to in clause (b) above and shall make such revisions thereto as are reasonably requested by Buyer except to the extent any such requested revisions could, in the reasonable judgment of the Principal Stockholders, result in an increase in their indemnity risk under Section 9.2 hereof. The Buyer shall prepare or caused to be prepared and shall file or caused to be filed all other Tax Returns required of Stealth or in respect of its assets or activities. Any such Tax Returns that include periods ending on or before the Closing Date or that include the activities of Stealth prior to the Closing Date shall, insofar as they relate to Stealth, be on a basis reasonably consistent with the previous Tax Returns filed in respect of Stealth. With respect to any Tax Returns prepared by the Buyer pursuant to Section 12.2, the Buyer shall permit the Sellers’ Committee to review and comment on each such Tax Return and shall make such revisions to such previous Tax Returns as are reasonably requested by the Sellers’ Committee in order to make such Tax Returns reasonably consistent with Stealth’s previous Tax returns (or reasonably requested with respect to any item not addressed in such previous Tax Returns). The Buyer shall not file any amended Tax Returns for any periods prior to the Closing Date without the prior written consent of the Sellers’ Committee, except for, and only to the extent that, any such amendment is expressly required to be filed under applicable law, in which cases the Sellers’ Committee’s consents shall not be unreasonably withheld or delayed.

12.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipt of Stealth for the portion of the taxable period ending on the Closing Date (the “Pre-Closing Tax Period”) shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of Stealth for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction a numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided that Taxes with respect to transactions occurring on the

Closing Date but after the Closing which are not in the ordinary course of Stealth’s business shall not be allocated to the Pre-Closing Tax Period and the Sellers do not indemnify the Buyer for any such Taxes pursuant to this Agreement.

12.3 Cooperation.

(a) Each of the Sellers and the Buyer shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information and personnel as may be reasonably required for the payment of any estimated Taxes and the preparation of any Tax Returns required to be prepared hereunder. Each of the Sellers and the Buyer shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of the Company for all taxable periods thereof ending on, before or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that if a proceeding has been instituted for which the information, records or documents are required prior to the expiration of the applicable statute of limitations, then such information, records or documents shall be retained until there is a final determination with respect to such proceeding.

(b) The Buyer and the Sellers shall promptly notify each other in writing upon receipt by the Buyer, Stealth or the Sellers, as the case may be, of any notice of any tax audits of or assessments against Stealth for taxable periods ending on or before the Closing Date. The Buyer shall promptly notify the Sellers in writing upon receipt by the Buyer or Stealth of any notice of any tax audits or assessments against Stealth for any Straddle Periods, to the extent that Sellers might be required to indemnify the Buyer for Tax liabilities relating to such Straddle Periods. The Buyer and the Sellers each agree to cooperate fully with the other and its or their respective counsel in the defense against or compromise of any claim in any Tax proceeding; provided that the parties acknowledge that with respect to Taxes as to which there may be indemnification pursuant to Article IX, the provisions of Article IX shall be applicable, including the procedures regarding claims set forth therein.

ARTICLE XIII

MISCELLANEOUS

13.1 Entire Agreement. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

13.2 Governing Law; Consent to Jurisdiction. This Agreement will be governed by the internal law of the State of New Hampshire. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby that are commenced against the Buyer may be commenced only in the state or federal courts in Concord, New Hampshire; provided, however, that the limitations of this sentence shall not apply with respect to the Earnout Agreement. Any such legal proceedings that are commenced against Stealth or against any Seller may be commenced only in the state or federal courts in Trenton, New Jersey. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

13.3 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date of delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

If to the Buyer:	Micronetics, Inc.
26 Hampshire Drive
Hudson, NH 03051
Attention: Chief Executive Officer
Telephone No.: (603) 883-2900
Fax No.:

With copies to:

Morse, Barnes-Brown & Pendleton, P.C.
Reservoir Place

Route 128 at Trapelo Road
Waltham, MA 02451
Attention: Lea B. Pendleton, Esq.
Telephone No.: (781) 622-5930
Fax No.: (781) 622-5933

With a copy to:

Sills Cummis Epstein & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attention: Brian S. Coven, Esq.
Telephone No.: (973) 643-7000
Fax No.: (973) 643-6500

If to a Seller:	at his address shown in the Stealth Disclosure Schedule, or to each member of the Sellers’ Committee at their respective addresses shown in the Stealth Disclosure Schedule

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.3.

13.4 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

13.5 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, will survive the Closing, but any claims for breach thereof may only be made within any applicable time limits specified herein or in the Escrow Agreement.

13.6 Assignment. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the Sellers’ Committee and the Buyer, which consent may be withheld in the absolute discretion of the party asked to grant such consent; provided however, that no such assignment which materially adversely affects the rights of a Seller will be made without the written consent of such Seller. Any attempted assignment by the Buyer, on the one hand, or by the Sellers, on the other hand, in violation of this Section 13.6 will be voidable and will entitle the Sellers’ Committee or the Buyer, respectively, to terminate this Agreement at its option.

13.7 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Stock Purchase Agreement in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

13.8 Amendment. This Agreement may not be amended except by an instrument in writing executed by the Buyer and a majority of the members of the Sellers’ Committee; provided however, that no such amendment which materially adversely affects the rights or obligations of any Seller will be made without the written consent of such Seller.

13.9 Extension, Waiver. At any time prior to the Closing Date, any party hereto (with a majority of the Sellers’ Committee acting on behalf of each of the Sellers) may, to the extent legally allowed, but without any obligation to do so: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

13.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used therein will be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

13.11 Knowledge. For purposes of this Agreement, the term “knowledge” (including any derivation thereof such as “know” or “knowing” and regardless of whether such word starts with an initial capital) in reference to the Principal Stockholders will mean the actual knowledge of the Principal Stockholders.

13.12 Transfer, Sales, Documentary, Stamp and Other Similar Taxes. Any and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the Seller with respect to which such Tax relates.

(The remainder of this page has been left blank intentionally.)

Signature Page to
Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE BUYER:

MICRONETICS, INC.

By	/s/ David Robbins
Title:	President

THE SELLERS:

/s/ Stephen N. Barthelmes Sr.
Stephen N. Barthelmes Sr.

/s/ Stephen N. Barthelmes Jr.
Stephen N. Barthelmes Jr.

/s/ Brian E. Eggleston
Brian E. Eggleston

/s/ Hilde Barthelmes
Hilde Barthelmes

/s/ Evelyn Hermann
Evelyn Hermann

/s/ Stanley Donatelli
Stanley Donatelli

/s/ Renee Donatelli
Renee Donatelli

Signature Page to

Stock Purchase Agreement

/s/ Brian Mulroe
Brian Mulroe

/s/ David Campbell
David Campbell

/s/ George E. Reitter
George E. Reitter

/s/ Mark Kulon
Mark Kulon

/s/ Iwona Kulon
Iwona Kulon

/s/ Albania Hernandez-Chestaro
Albania Hernandez-Chestaro

/s/ Lynda Fischer
Lynda Fischer

/s/ Robert Tabor
Robert Tabor

/s/ Thuy Ho
Thuy Ho

/s/ Celso Valenzuela
Celso Valenzuela

/s/ Christopher Harkins
Christopher Harkins

Signature Page to

Stock Purchase Agreement

/s/ Paul Segars
Paul Segars

/s/ Larry Root
Larry Root

THE SELLERS’ COMMITTEE

(in their capacity as such):

/s/ Stephen N. Barthelmes Sr.
Stephen N. Barthelmes Sr.

/s/ Stephen N. Barthelmes Jr.
Stephen N. Barthelmes Jr.

/s/ Brian E. Eggleston
Brian E. Eggleston